UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2017

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37370	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Arava St., pob 1206, Airport City, Israel, 7010000

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code +972-3-600-9030

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

My Size, Inc. (the “Company”) wishes to report the following as it relates to the Company's current report on Form 8-K filed on May 4th, 2017:

On May 7th 2017, the Company was served with an application to approve a shareholders' class action (which was filed with the Tel Aviv District Court on May 3rd, 2017) against the Company, its board members and its CFO (the "Application").

The Application alleges, inter alia, that the Company's report of April 19th, 2017 regarding its engagement with the Israeli Post was false and misleading, and that as a result thereof financial damages have been incurred by two purported classes of shareholders: (i) any shareholder who sold Company's shares as of April 20th, 2017 and until April 27th, 2017, with respect to damage directly caused by such sale and (ii) any shareholder which held shares on April 20th, 2017 and subsequent to April 27th, 2017 with respect to damage caused by permanent adverse effect to the shares' value. The alleged financial damage caused to members of both classes is estimated at NIS 18.8 million.

The Company reviewed the Application initially with its legal counsel. At this preliminary stage, the Company believes that there is no direct causal connection between the Company's report which is the subject matter of the Application and the alleged damages caused to either class of purported plaintiffs and that in any case there appears to be no correlation between the alleged scope of damages and the merits of the alleged case.

The Company's is reviewing its rights to file a third party claim (notice) against third parties the unlawful acts or omissions of which may have had an adverse effect on the Company's share price and may have contributed to any alleged damage which may have been caused to any of the classes of alleged plaintiffs. The Company will respond to the Application in the time frame ordered by the Court.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MY SIZE, INC.

Date: May 11, 2017	By:	/s/ Ronen Luzon
	Name:	Ronen Luzon
	Title:	Chief Executive Officer